                         IN THE COURT OF COMMON PLEAS OF
                            ERIE COUNTY, PENNSYLVANIA

-----------------------------------------
                                          :
SUSAN HIRT HAGEN                          :
ERIE COUNTY,                              :
PENNSYLVANIA,                             :

                                          :
            PLAINTIFF,                    :
                                          :
                    v.                    :
                                          :

ERIE INDEMNITY COMPANY                    :
100 ERIE INSURANCE PLACE                  :
ERIE, PENNSYLVANIA 16530,                 :
                                          :
            DEFENDANT.                    :
-----------------------------------------


                                    COMPLAINT

      Plaintiff Susan Hirt Hagen ("Mrs. Hagen"), for her Complaint against defendant Erie Indemnity Company (the "Company"), avers as follows:

I.    SUMMARY OF THE ACTION

      1. Mrs. Hagen, a shareholder and a director in the Company, has nominated candidates for the Company's Board of Directors and seeks to have the shareholders vote on her nominees at the Company's annual meeting scheduled for April 25, 2000.

      2. The Company has refused, or threatened to refuse, to permit Mrs. Hagen's director nominees to be put before the shareholders for a vote.

      3. The Company relies on a tortured reading of Section 1405(c)(4) of the Pennsylvania Insurance Holding Company Act (the "Act"), 40 P.S.
Section991.1405(c)(4), to support its position that the Nominating Committee of the Company's Board of Directors has the EXCLUSIVE right to nominate directors, an interpretation that would effectively disenfranchise all the voting shareholders and policyholders of Pennsylvania insurance holding companies.

      4. The Company's strained interpretation of the Act is not supported by the language or legislative history of the Act and is contrary to well-established Pennsylvania corporate law recognizing that shareholders have the right to nominate and vote for directors.

      5. The Company has also claimed that Mrs. Hagen's nominations are procedurally defective.

      6. The clear motivation behind the Company's strained interpretation of
Section 1405(c)(4), and its unfounded claim that Mrs. Hagen's nominations are procedurally defective, is to entrench the incumbent Board by obstructing the ability of shareholders to elect new directors.

      7. Mrs. Hagen seeks injunctive relief to prevent the Company from barring her from putting forth her slate of directors for election at the upcoming annual shareholders meeting.

      8. Mrs. Hagen also seeks declaratory relief under 42 P.S. Section 7531 et seq. in the form of an order stating that she has the right to nominate directors and put her nominations to a shareholder vote at the upcoming shareholders meeting.

II.   PARTIES

   A.    MRS. HAGEN

      1. Mrs. Hagen is a citizen of the Commonwealth of Pennsylvania who resides in Erie County, Pennsylvania.

      2. Mrs. Hagen has been a shareholder of the Company for more than 45 years and is presently the direct owner of 12 shares of Class B Common Stock, the voting stock of the Company.

      3. Mrs. Hagen is also the beneficiary of one of two parallel trusts (the "Trusts") created by her father, Henry Orth Hirt ("H.O. Hirt"), who founded the Company in 1925. The Trust of which she is the beneficiary holds 1,170 shares, or 38.1%, of the Class B Common Stock of the Company.

      4. Mrs. Hagen is also a co-trustee of the two Trusts. The two Trusts combined beneficially own 2,340 shares of Class B Common Stock, representing 76.22% of the Class B Common Stock of the Company.

      5. The other trustees of the Trusts are Mrs. Hagen's brother, F. William Hirt ("F.W. Hirt"), who is also Chairman of the Board of Directors of the Company, and Bankers Trust Company of New York ("Bankers Trust").

   B.    THE COMPANY

      1. The Company is a Pennsylvania corporation having its principal place of business at 100 Erie Insurance Place, Erie, Pennsylvania, 16530.

      2. The Company is the attorney-in-fact for the Erie Insurance Exchange (the "Exchange"), an unincorporated Pennsylvania reciprocal insurance exchange. The Exchange writes a full range of auto, homeowners and commercial insurance policies through a network of independent agents.

      3. The Company and its wholly-owned subsidiaries, combined with the Exchange and the Erie Family Life Insurance Company, constitute the Erie Insurance Group (the "ERIE").

      4. The ERIE is the 24th largest property and casualty insurer in the country and the 12th largest writer of private passenger auto insurance. The ERIE is the second largest writer of auto, homeowners and commercial insurance in Pennsylvania.

III.  JURISDICTION AND VENUE

      1. This Court has jurisdiction pursuant to 42 P.S. Section 931 and 42 P.S.
Section 7532.

      2. Venue is proper under 42 P.S. Section 931(c) and Pa.R.Civ.P. 2179(a) because the Company's registered office and principal place of business is in Erie County, Pennsylvania and the Company regularly conducts business in Erie County.

IV.   FACTUAL BACKGROUND

      1. On January 26, 1999, Bankers Trust was appointed to replace Mellon Bank, N.A. as corporate trustee of the Trusts.

      2. Shortly after its appointment, Bankers Trust, on behalf of the Trusts, asked the Company to postpone the 1999 Annual Shareholders Meeting for 30 days so Bankers Trust could interview candidates for the Company's Board of Directors (the "Board") and become educated about the Company in advance of the Annual Meeting.

      3. The Company, through its Chairman F.W. Hirt, rejected Bankers Trust's request and asserted, through counsel, that interviews were neither necessary nor appropriate, notwithstanding that the Trusts are the largest voting shareholder of the Company with 76% of the voting stock.

      4. In its response to Bankers Trust, the Company took the position that interviews were not necessary because candidates for election to the Board can only be nominated by the Nominating Committee of the Board and that neither the Trusts nor any other shareholder could nominate candidates for election to the Board.

      5. The Company's position is based on Section 1405(c)(4), which provides:
THE BOARD OF DIRECTORS OF A DOMESTIC INSURER SHALL ESTABLISH ONE OR MORE COMMITTEES comprised solely of directors who are not officers or employees of the insurer or of any entity controlling, controlled by or under common control with the insurer and who are not beneficial owners of a controlling interest in the voting stock of the insurer or any such entity. THE COMMITTEE OR COMMITTEES SHALL HAVE RESPONSIBILITY FOR recommending the selection of independent certified public accountants, reviewing the insurer's financial condition, the scope and results of the independent audit and any internal audit, NOMINATING CANDIDATES FOR DIRECTOR FOR ELECTION BY SHAREHOLDERS OR POLICYHOLDERS, evaluating the performance of officers deemed to be principal officers of the insurer and recommending to the board of directors the selection and compensation of principal officers.

40 P.S. Section 991.1405(c)(4) (emphasis added).

      6. Section 1405(c)(4) does not give a nominating committee the exclusive right to nominate directors. Rather, the statute merely supplements a shareholder's right to nominate and elect directors by including a nominating committee in the election process.

      7. On May 7, 1999, Bankers Trust filed a Petition for Declaratory Relief in the Orphans Court Division of the Erie County Court of Common Pleas that sought to resolve the issue of whether only the nominating committee of a Pennsylvania insurance holding company can nominate candidates to the Board.

      8. On June 15, 1999, while the declaratory judgment action was pending in the Orphans Court, the Board amended the Company's Bylaws. These Bylaws were subsequently modified by the Board on August 16, 1999.

      9. Among the procedural requirements in the Amended Bylaws is the requirement that the name of any shareholder nominees for director must be "received by the Nominating Committee not less than 90 days nor more than 120 days before the first anniversary of the date on which the corporation first mailed its proxy statement to Shareholders for the annual meeting of Shareholders in the immediately preceding year." [Bylaws at Section 2.07(a)(3).] A copy of the Amended Bylaws is attached hereto as Exhibit "A" and incorporated herein by reference.

      10. On July 15, 1999, the Orphans Court entered an Order dismissing Bankers Trust's declaratory judgment action on the grounds that the dispute was not yet ripe. A copy of the July 15, 1999 Order is attached hereto as Exhibit "B" and incorporated herein by reference.

      11. On December 10, 1999, Mrs. Hagen filed a Schedule 13D with the Securities and Exchange Commission ("SEC") stating her intention to propose to the shareholders of the Company an alternative slate of directors for election at the 2000 Annual Meeting. A copy of the Schedule 13D is attached hereto as Exhibit "C" and incorporated herein by reference.

      12. The Schedule 13D stated that "Mrs. Hagen's slate will allow the shareholders of the Company the opportunity to elect a Board that will protect the unique corporate culture of the Company, be accountable and responsive to the Company's shareholders and implement a program to protect the long-term interests of the Company, its shareholders and its many other constituencies."

      13. On December 29, 1999, Mrs. Hagen filed an Amended Schedule 13D with the SEC that identified eleven individuals that she wished to have considered by the Nominating Committee as part of the slate of directors for election to the Board at the Annual Meeting (the "Hagen Nominees").

      14. On December 29, 1999, Mrs. Hagen also sent a letter to Jan Van Gorder, Senior Executive Vice President, Secretary and General Counsel of the Company, identifying the Hagen

Nominees named in her Amended Schedule 13D and enclosing a copy of the Amended
Schedule 13D. Notice of the Hagen Nominees was also sent to the Nominating Committee of the Board and its chairperson, Patricia Goldman. A copy of the December 29, 1999 letters and the amended Schedule 13D are attached hereto as Exhibit "D" and incorporated herein by reference.

      14. The Amended Schedule 13D and the accompanying letters to Van Gorder and the Nominating Committee stated that if the Nominating Committee did not include the Hagen Nominees in its slate of directors, Mrs. Hagen would herself appear at the Annual Meeting and nominate the Hagen Nominees for election to the Board.

      15. On January 18, 2000, Patricia Goldman, on behalf of the Nominating Committee, sent a letter to Mrs. Hagen which stated that Mrs. Hagen's nominations "appear to comply with most of the[] requirements" imposed by the Company's Bylaws but alleged that certain information was missing. A copy of the January 18, 2000 letter is attached hereto as Exhibit "E" and incorporated herein by reference.

      16. On January 24, 2000, Mrs. Hagen responded with a letter from her counsel that addressed the concerns raised by Ms. Goldman's January 18 letter. No further communication regarding this subject was received from the Company or its Nominating Committee. A copy of the January 24, 2000 letter is attached hereto as Exhibit "F" and incorporated herein by reference.

      17. At a meeting of the Board of Directors on March 7, 2000, Mrs. Hagen submitted a resolution listing the Hagen Nominees to the Board for inclusion in the slate of director candidates that would be presented to the shareholders at the Annual Meeting, scheduled by the Board for April 25, 2000. A copy of Mrs. Hagen's proposed board resolution is attached hereto as Exhibit "G" and incorporated herein by reference.

      18. The Board did not adopt Mrs. Hagen's resolution and the Company refused to submit the Hagen Nominees to the shareholders for a vote.

      19. The Company based its refusal to submit the Hagen Nominees on Section 1405(c)(4) of the Act, which it claims gives the Nominating Committee the exclusive right to nominate directors.

      20. The Company also claimed that it was not obligated to present the Hagen Nominees for a vote by the Class B shareholders because her nominations did not comply with the amended section 2.07(a)(3) of the Company's Bylaws.

V.    MRS. HAGEN'S CLAIM AGAINST THE COMPANY

      1. The right of shareholders to elect directors is guaranteed by Section 1725(a) of the Pennsylvania Business Corporation Law of 1988 (the "BCL"), which provides that directors of a Pennsylvania corporation "shall be elected by the shareholders." 15 P.S. Section 1725(a).

      2. Under Pennsylvania law, the right to elect directors includes the right to nominate candidates.

      3. The Company is a Pennsylvania insurance holding company subject to the Act.

      4. Section 1405(c)(4) of the Act requires Pennsylvania insurance holding companies to have a nominating committee.

      4. Section 1405(c)(4) of the Act does not make the nominating committee the exclusive entity that can nominate directors to a board of directors of an insurance holding company.

      5. Section 1405(c)(4) does not prohibit shareholders from nominating and electing directors to the board of directors of an insurance holding company.

      6. As a shareholder of the Company, Mrs. Hagen has a legal right to nominate directors and to have her nominees submitted to the shareholders for a vote.

      7. Mrs. Hagen has a right to have the Hagen Nominees presented to the shareholders for a vote at the 2000 Annual Shareholders Meeting scheduled for April 25, 2000.

                 COUNT I - PRELIMINARY AND PERMANENT INJUNCTION

      8. Mrs. Hagen hereby incorporates by reference paragraphs 1 through 48 of the Complaint.

      9. Mrs. Hagen has made a demand to the Company that the Company put the Hagen Nominees before the shareholders at the upcoming Annual Meeting.

      10. In so doing, Mrs. Hagen has complied with Pennsylvania law and with the Company's Bylaws.

      11. Mrs. Hagen's right to relief is clear.

      12. Mrs. Hagen will be irreparably harmed if she is prohibited from submitting the Hagen Nominees to the vote of the shareholders.

      13. Mrs. Hagen lacks an adequate remedy at law.

      14. The injury to Mrs. Hagen that will result from the denial of an injunction outweighs any injury that could result to the Company or to third parties if the injunction were granted.

      15. The public interest supports the granting of a preliminary and permanent injunction.

      WHEREFORE, Mrs. Hagen demands that this Court enter a preliminary and permanent injunction enjoining the Company from taking any action to prevent, delay or otherwise hinder Mrs. Hagen from submitting the Hagen Nominees to the shareholders for a vote at the 2000 Annual Shareholders Meeting scheduled for April 25, 2000, or at any adjournment thereof.

                        COUNT II - DECLARATORY JUDGMENT

      16. Mrs. Hagen hereby incorporates by reference paragraphs 1 through 56 of her Complaint.

      17. There exists an actual controversy between Mrs. Hagen and the Company concerning whether Section 1405(c)(4) of the Act gives the Nominating Committee of the

Company's Board of Directors the exclusive right to nominate directors, thereby prohibiting Mrs. Hagen, and other shareholders, from nominating directors.

      17. The controversy over Section 1405(c)(4) is ripe for adjudication because Mrs. Hagen has proposed a slate of nominees for the Company's Board of Directors that the Company has refused, or threatened to refuse, to put before the shareholders at the April 25, 2000 shareholders meeting.

      18. Judicial intervention at this time will be a practical help in resolving the controversy between the parties.

      19. Absent declaratory or other relief at this time, there will be substantial unresolved issues concerning the validity of the election of directors to the Board and the power of the new Board to make decisions on behalf of the Company, which issues will likely lead to protracted litigation and uncertainty for all concerned, particularly the Company.

      20. Judicial intervention at this time will save the expense of later, protracted litigation.

WHEREFORE, Mrs. Hagen demands declaratory relief pursuant to 42 P.S.
Sections 7531 et seq. in the form of an Order declaring that (1) the Nominating Committee does not have the exclusive right to nominate directors to the Board of the Company; (2) any Class B voting shareholder may nominate directors to the Board of the Company and vote on those nominees; and (3) Mrs. Hagen has the right to submit the Hagen Nominees to a shareholder vote at the next Annual Shareholders Meeting.



                                   ----------------------------------
                                   Lawrence G. McMichael
                                   Id. No. 28550
                                   Patrick M. Northen
                                                 Id. No. 76419
                                                 Pierce E. Buller
                                   Id. No. 79632
                                   DILWORTH PAXSON LLP
                                                 3200 Mellon Bank Center
                                                 1735 Market Street
                                                 Philadelphia, PA 19103-7595
                                                 (215) 575-7268
                                   Roger W. Richards
                                   I.D. No. 31807
                                   RICHARDS & ASSOCIATES, P.C.
                                   100 State Street
                                   Suite 440
                                   Erie, PA 16507-1456
                                   (814) 455-0370


                                        Attorneys for Plaintiff Susan Hirt Hagen

                                  VERIFICATION



      I, Susan Hirt Hagen,







                              ---------------------------
                              Susan Hirt Hagen

                         IN THE COURT OF COMMON PLEAS OF
                            ERIE COUNTY, PENNSYLVANIA



-----------------------------------------
                                          :
SUSAN HIRT HAGEN                          :
ERIE COUNTY,                              :
PENNSYLVANIA,                             :
                                          :
            PLAINTIFF,                    :
                                          :
                    v.                    :
                                          :
ERIE INDEMNITY COMPANY                    :
100 ERIE INSURANCE PLACE                  :
ERIE, PENNSYLVANIA 16530,                 :
                                          :
            DEFENDANT.                    :
                                          :
----------------------------------------- :


             SUSAN HIRT HAGEN'S MOTION FOR A PRELIMINARY INJUNCTION

      Plaintiff Susan Hirt Hagen ("Mrs. Hagen"), by and through her counsel, Dilworth Paxson LLP and Richards & Associates, P.C., hereby moves for the entry of a preliminary injunction and in support thereof avers as follows:

      1. Mrs. Hagen is the direct beneficial owner of 12 shares of voting Class B Common Stock of defendant Erie Indemnity Company (the "Company").

      2. As a voting shareholder in the Company, Mrs. Hagen has the right to nominate directors to the Board of Directors of the Company.

      3. On December 10, 1999, Mrs. Hagen filed a Schedule 13D with the Securities and Exchange Commission stating her intention to propose to the shareholders of the Company an alternative slate of directors for election at the 2000 Annual Meeting. The 2000 Annual Meeting has been scheduled by the Board for April 25, 2000.

      4. The Schedule 13D stated that "Mrs. Hagen's slate will allow the shareholders of the Company the opportunity to elect a Board that will protect the unique corporate culture of the Company, be accountable and responsive to the Company's shareholders and implement a program to protect the long-term interests of the Company, its shareholders and its many other constituencies."

      5. On December 29, 1999, Mrs. Hagen filed an Amended Schedule 13D that identified eleven individuals that she wished to have considered by the Nominating Committee as part of the slate of directors for election to the Board at the Annual Meeting (the "Hagen Nominees").

      6. On December 29, 1999, Mrs. Hagen also sent a letter to Jan Van Gorder, Executive Vice President, Secretary and General Counsel of the Company, identifying the Hagen Nominees named in her Amended Schedule 13D and enclosing a copy of the Amended Schedule 13D. Copies of the letter and the Amended Schedule 13D were also sent to the Nominating Committee of the Board and its chairperson, Patricia Goldman.

      7. The Amended Schedule 13D and the accompanying letters to Van Gorder and the Nominating Committee stated that if the Nominating Committee did not include the Hagen Nominees in its slate of directors, Mrs. Hagen would herself appear at the Annual Meeting and nominate the Hagen Nominees for election to the Board.

      8. At a meeting of the Board of Directors on March 7, 2000, Mrs. Hagen proposed a resolution to the Board authorizing that the Hagen Nominees be presented to the shareholders at the Annual Meeting scheduled by the Board for April 25, 2000.

      9. The Board did not adopt the resolution and the Company refused to submit the Hagen Nominees to the shareholders for a vote.

      10. The Company takes the position that under Section 1405(c)(4) of the Pennsylvania Insurance Holding Company Act, 40 P.S. Section 991.1405(c)(4), candidates for election to the Board can only be nominated by the Nominating Committee of the Board and that neither the Trusts, which control 76.22% of the Company's Class B stock, nor any other voting shareholder can nominate candidates for election to the Board.

      11. The Company interpretation of Section 1405(c)(4) would effectively disenfranchise all the voting shareholders and policyholders of Pennsylvania insurance holding companies.

      12. The Company's interpretation of the Act is not supported by the language or legislative history of the Act and is contrary to well-established Pennsylvania corporate law recognizing that shareholders have the right to nominate and vote for directors.

      13. The Company also claims that it is not obligated to present the Hagen Nominees for a vote by the Class B shareholders because Mrs. Hagen's nominations did not comply with the amended section 2.07(a)(3) of the Company's bylaws.

      14. The clear motivation behind the Company's strained interpretation of
Section 1405(c)(4), and its unfounded claim that Mrs. Hagen's nominations are procedurally defective, is to entrench the incumbent Board by obstructing the ability of shareholders to elect new directors.

      15. Mrs. Hagen seeks injunctive relief to prevent the Company from barring her from putting forth a slate of directors for election at the upcoming shareholders meeting.

      16. Mrs. Hagen has a right to have the Hagen Nominees presented to the shareholders for a vote at the 2000 Annual Shareholders Meeting scheduled for April 25, 2000.

      17. Mrs. Hagen has made demand upon the Company to put the Hagen Nominees before the shareholders at the upcoming annual meeting.

      18. In making her demand to the Company to put the Hagen Nominees before the shareholders at the upcoming Annual Meeting, Mrs. Hagen has complied with Pennsylvania law and with the Company's Bylaws.

      19. Mrs. Hagen's right to relief is clear.

      20. Mrs. Hagen will be irreparably harmed if she is prohibited from submitting the Hagen Nominees to the vote of the shareholders.

      21. Mrs. Hagen lacks an adequate remedy at law.

      22. The injury to Mrs. Hagen that will result from the denial of an injunction outweighs any injury that could result to the Company or to third parties if the injunction were granted.

      23. The public interest supports the granting of a preliminary injunction.

      WHEREFORE, Mrs. Hagen requests that this Court enter a preliminary injunction enjoining the Company from taking any action to prevent, delay or otherwise hinder Mrs. Hagen from submitting the Hagen Nominees to the shareholders for a vote at the 2000 Annual Shareholders Meeting scheduled for April 25, 2000.





                                  ----------------------------------
                                  Lawrence G. McMichael
                                  Id. No. 28550
                                  Patrick M. Northen
                                                Id. No. 76419
                                                Pierce E. Buller
                                  Id. No. 79632
                                  DILWORTH PAXSON LLP
                                                3200 Mellon Bank Center
                                                1735 Market Street
                                                Philadelphia, PA 19103-7595
                                                (215) 575-7268

                                    Roger W. Richards
                                    Id. No. 31807
                                    RICHARDS & ASSOCIATES, P.C.
                                    100 State Street
                                    Suite 440
                                    Erie, PA 16507-1456
                                    (814) 455-0370

                                       Attorneys for Plaintiff Susan Hirt Hagen

                         IN THE COURT OF COMMON PLEAS OF
                            ERIE COUNTY, PENNSYLVANIA



-----------------------------------------
                                          :
SUSAN HIRT HAGEN                          :
ERIE COUNTY,                              :
PENNSYLVANIA,                             :
                                          :
                                          :
                                          :
            PLAINTIFF,                    :
                                          :
                                          :
             v.                           :
                                          :
                                          :
ERIE INDEMNITY COMPANY                    :
100 ERIE INSURANCE PLACE                  :
ERIE, PENNSYLVANIA 16530,                 :
                                          :
                                          :
            DEFENDANT.                    :
                                          :
----------------------------------------- :



                                      ORDER

      AND NOW, this ________ day of __________________, 2000, upon consideration of the Motion of Susan Hirt Hagen for a Preliminary Injunction and all responses thereto, and after a hearing, it is hereby ORDERED AND DECREED that the Motion is hereby GRANTED. Defendant Erie Indemnity Company is hereby enjoined from taking any action to prevent, delay or otherwise hinder Mrs. Hagen from submitting the Hagen Nominees to the shareholders for a vote at the 2000 Annual Shareholders Meeting scheduled for April 25, 2000.

      Plaintiff shall post a bond in the amount of $1000.



                                    BY THE COURT:



                                    ----------------------------------------
                                    WILLIAM R. CUNNINGHAM
                                    President Judge
cc:  All Counsel

                         IN THE COURT OF COMMON PLEAS OF

                            ERIE COUNTY, PENNSYLVANIA

-----------------------------------------
                                          :
SUSAN HIRT HAGEN                          :
ERIE COUNTY,                              :
PENNSYLVANIA,                             :
                                          :
                                          :
            PLAINTIFF,                    :
                                          :
                                          :
                  v.                      :
                                          :
                                          :
ERIE INDEMNITY COMPANY                    :
100 ERIE INSURANCE PLACE                  :
ERIE, PENNSYLVANIA 16530,                 :
                                          :
                                          :
            DEFENDANT.                    :
                                          :
----------------------------------------- :



                             RULE TO SHOW CAUSE WHY
                     PRELIMINARY INJUNCTION SHOULD NOT ISSUE

      On Susan Hirt Hagen's Motion for Preliminary Injunction,

      It is ordered that defendant Erie Indemnity Company shall appear in Courtroom _______ of the Erie County Courthouse at 140 West Sixth Street, Erie, Pennsylvania on March _____, 2000 at _____ __.m. to show cause, if any there be, why a preliminary injunction should not issue.

      It is directed that plaintiff shall serve this Order and the accompanying Motion with attached exhibits by serving copies on all counsel on or before
_______________.



                                    BY THE COURT:





                                    ________________________________________
                                    WILLIAM R. CUNNINGHAM
                                    President Judge

                                  VERIFICATION





                                ---------------------------
                                Susan Hirt Hagen

         Plaintiff Susan Hirt Hagen ("Mrs. Hagen"), by and through her counsel, Dilworth Paxson LLP and Richards & Associates, P.C., respectfully files the following Memorandum of Law in Support of her Motion for Preliminary Injunction.

I.       PRELIMINARY STATEMENT

         This case involves the fundamental right of corporate shareholders to nominate and elect directors. For well over one year, the Erie Indemnity Company (the "Company"), led by its Chairman of the Board, Frank William Hirt ("F.W. Hirt"), and other incumbent directors, have engaged in a concerted strategy designed to disenfranchise the Company's Class B voting shareholders by prohibiting them from nominating or electing directors other than the candidates proposed by the Board's own Nominating Committee. The clear purpose of the Company's actions is to create a completely insular and self-perpetuating Board of Directors. Its attempt to curtail shareholders' rights must be enjoined.

         This dispute first arose when the Company took the untenable position that Section 1405(c)(4) of the Pennsylvania Insurance Holding Company Act, 40 P.S. Section 991.1405(c)(4) ("Section 1405(c)(4)"), prohibits shareholders of a Pennsylvania insurance holding company from nominating or electing directors other than those nominated by the Company's nominating committee. The Company then placed various procedural obstacles in the way of shareholders who wished to nominate their own candidates. Finally, when Mrs. Hagen attempted to nominate her own director candidates for consideration by the shareholders at the 2000 annual meeting, the Company conjured up alleged "procedural defects" in a transparent attempt to forestall a justiciable controversy that will fatally expose the absurdity of the Company's legal position.

         The Company's interpretation of Section 1405(c)(4) is simply not supported by Pennsylvania law. Pennsylvania shareholders have a fundamental right to elect directors, which necessarily includes the right to nominate candidates. Nothing in the language or history of Section 1405(c)(4) abrogates this essential right. Similarly, it is well settled that the officers and directors of a company cannot equitably be permitted to utilize corporate maneuvering to perpetuate themselves in office by obstructing the efforts of dissident shareholders to elect a new Board.

         The Company's annual meeting is scheduled for April 25, 2000. Mrs. Hagen has scrupulously complied with the obstacle-laden nominating procedures that have been hastily enacted by the Company. The Company, however, continues to assert various legal and procedural roadblocks in order to disenfranchise its shareholders. Mrs. Hagen's right to relief is clear. She and the other Class B shareholders will be irreparably harmed if the Company prevents her from putting her slate to a vote at the next annual meeting. The Company should therefore be preliminarily enjoined from obstructing the shareholders' right to vote on Mrs. Hagen's nominees for director at the next annual meeting. In the alternative, this Court should grant declaratory relief in the form of an order declaring that Mrs. Hagen and the Company's other Class B shareholders have the legal right to nominate directors for consideration and a vote by the Company's shareholders.

II.      FACTUAL BACKGROUND

         A. THE COMPANY AND THE TRUSTS

The Erie Indemnity Company was co-founded in 1925 by Mrs. Hagen's late father, Henry Orth Hirt ("H.O. Hirt"), who served as its President and General Manager until his retirement in 1976. The Company is the attorney-in-fact for the Erie Insurance Exchange (the "Exchange"), an unincorporated Pennsylvania reciprocal insurance exchange also founded by H.O. Hirt. The Exchange writes a full range of auto, homeowners and commercial insurance policies through a network of independent agents. The Company and its wholly owned subsidiaries, combined with the Exchange, its subsidiary, and the Erie Family Life Insurance Company, constitute the Erie Insurance Group (the "ERIE"). The ERIE is the 24th largest property and casualty insurer in the country and the 12th largest writer of private passenger auto insurance. The ERIE is the second largest writer of auto, homeowners and commercial insurance in Pennsylvania.

         Since 1954, the Company's stock has been divided into two classes:
Class B (voting) and Class A (nonvoting). According to the Company's latest 10K filing with the SEC, there are approximately 27 Class B voting shareholders and 1500 registered Class A nonvoting shareholders. During his lifetime, H.O. Hirt acquired a controlling interest in the Class B voting stock of the Company. He placed this interest into two parallel trusts, one for the benefit of Mrs. Hagen and her family and the other for the benefit of his son, F.W. Hirt, and his family ("Trusts"). The Trusts became irrevocable upon H.O. Hirt's death in 1982.(1)

---------------------------
(1) When H.O. Hirt founded the Company in 1925, there was only one class of common stock with all shares having the same voting and dividend rights. As the ERIE grew and prospered under H.O. Hirt's leadership, his ownership share increased. In 1954, to facilitate H.O. Hirt's growing control, the Articles of Incorporation were amended to provide for two classes of stock. Having two stock classes made it easier for H.O. Hirt to gain absolute control of the Company by exchanging higher dividend paying Class A shares for the Class B voting shares of those stockholders who wanted to continue their investment but were not interested in voting rights (typically, because they did not own enough shares to make a difference). At the time of his death, H.O. Hirt owned 76.22% of the Class B shares and approximately 50% of the Class A shares in the Company. All of these shares were placed in the Trusts. While the Trust Agreement permitted the primary beneficiaries to withdraw the Class A shares, it required the trustees to retain the Class B shares in order to preserve the unified ownership and control that H.O. Hirt had worked for a lifetime to acquire.

         The Trusts are administered by three co-trustees: Mrs. Hagen, F.W. Hirt (who is also the Company's Chairman) and Bankers Trust Company of New York ("Bankers Trust").(2) The purpose of the Trusts is to preserve "unified ownership and control" of the Company. Today, the Trusts own a combined 76.22% controlling interest in the Company's Class B voting stock. Additionally, Mrs. Hagen is the individual owner of twelve (12) shares of Class B stock.

         Mrs. Hagen, who has been a shareholder of the Company for 45 years, and her family interests (family partnership, trusts, etc.) also have the largest economic interest in the Company. Her 38.5% beneficial interest in Class B stock and 25% investment in Class A stock represents more than 28% (nearly $600 million) of the economic value of the Company's stock.

         B. THE DISAGREEMENT OVER THE SHAREHOLDERS' RIGHT TO NOMINATE DIRECTOR CANDIDATES.

         In recent years, a disagreement has arisen between the Hagen family and the Company regarding the ability of the Class B shareholders to nominate candidates for the Company's Board of Directors. The Company's Board of Directors and its Chairman, F.W. Hirt (who is also a co-trustee of the Trusts), have taken the position that Section 1405(c)(4) of the Pennsylvania Insurance Holding Company Act, 40 P.S. Section 991.1405(c)(4), abrogates the right of shareholders, including a controlling shareholder (e.g. the Trusts), to nominate or elect any candidates not nominated by the Company's

--------------------------
(2) Bankers Trust has filed a Petition to resign as corporate trustee, which the Orphans' Court has accepted pending the appointment of a successor. On February 23, 2000, the Court issued an Order delaying the appointment of a successor corporate trustee until the Trusts have developed a plan for funding the successor trustee's fees and expenses and obtained a private letter ruling from the Internal Revenue Service that such plan will not jeopardize the Trusts' grandfathered exemption from the federal generation-skipping transfer tax. Thus, Bankers Trust will be the corporate trustee at the time of the annual shareholders meeting and for at least several months thereafter.

Nominating Committee. In contrast, Mrs. Hagen maintains that Section 1405(c)(4) does not give the Board's Nominating Committee the EXCLUSIVE right to nominate persons to the Board of Directors. Rather, Section 1405(c)(4) supplements the shareholders' basic voting rights by including a nominating committee in the election process. The shareholders still retain the fundamental right to nominate and elect directors. While the shareholders may choose to support the Committee's recommendations, they can also reject them and elect persons of their choosing.

On May 7, 1999, Bankers Trust, in its capacity as co-trustee, filed a Petition for Declaratory Judgment asking the Orphans' Court for a construction of Section 1405(c)(4) in order to resolve the dispute between the individual trustees. By Order and Opinion dated July 15, 1999, the Court granted the Company and F.W. Hirt's preliminary objections to the declaratory judgment petition on the ground the controversy was not yet ripe, since no Class B shareholder had yet been denied the opportunity to nominate candidates for the Company's Board of Directors. [July 15, 1999 Opinion at 4]. However, the Court specifically noted that "this Order does not prejudice the ability of any Trustee to re-petition for Declaratory Relief based upon a definable set of facts and parties." [July 15, 1999 Order at 1].(3)

On June 15, 1999 - while the Declaratory Judgment action was still pending - the Company revised its Bylaws. The Amended Bylaws, enacted over Mrs. Hagen's dissent, stated that to even be considered by the Nominating Committee, the name of any candidate proposed by a shareholder must "be received by the Nominating Committee not

--------------------------
(1) A Copy of the Orphans' Court's July 15, 1999 Order and Opinion is attached to the Complaint as Exhibit "B".
5
less than 90 days nor more than 120 calendar days before the first anniversary of the date on which the corporation first mailed its proxy statement to Shareholders for the annual meeting of Shareholders in the immediately preceding year...."(4)

         In order to comply with Section 2.07(a)(3) of the Amended Bylaws, on December 10, 1999, Mrs. Hagen filed a Schedule 13D with the Securities and Exchange Commission ("SEC"). The Schedule 13D announced Mrs. Hagen's intent to nominate a slate of directors other than those proposed by the Committee. On December 29, 1999, Mrs. Hagen filed an Amended Schedule 13D that provided the names and resumes of her eleven (11) proposed director candidates ("Hagen Nominees").(5)


         The Amended 13D was sent to the Company along with a cover letter to its Secretary, Jan Van Gorder. Mrs. Hagen simultaneously sent a second letter to Mr. Van Gorder and the Company's Nominating Committee (with a copy to its Chairperson, Patricia Goldman). That letter, inter alia, provided the Nominating Committee with written notice of the names of the Hagen Nominees pursuant to Sections 2.07(a) and (b) of the Company's Bylaws and stated that if the Hagen Nominees were not included in the slate of directors submitted by the Nominating Committee, Mrs. Hagen would appear at the annual meeting to nominate them for election by the Class B shareholders.


         C.       THE COMPANY'S UNJUSTIFIED REFUSAL TO CONSIDER THE HAGEN
                  NOMINEES.

         On March 7, 2000, the Company held a meeting of its Board of Directors at which


--------------------------
         (4) The Company's Bylaws were modified again by the Board on August 16, 1999, but the above quoted language remains in effect. A copy of the Amended Bylaws is attached to the Complaint as Exhibit "A".

         (5) Copies of the Schedule 13D and the Amended 13D are attached to the Complaint as Exhibits "C" and "D" respectively.

 the Nominating Committee presented its proposed slate of directors for consideration at the Company's annual shareholders meeting. At this meeting, Mrs. Hagen (who is also a director of the Company) reiterated her intention to nominate her own slate of candidates at the annual meeting and presented a resolution to the Board recognizing the legitimacy of her nominees.(6) The Board declined to adopt the resolution allegedly (a) because of its position that
Section 1405(c) prohibited the Company's shareholders from electing directors other than those nominated by the Company's Nominating Committee and (b) because Mrs. Hagen had failed to comply with the procedural requirements for nominating directors.
         At the March 7, 2000, Board meeting, the Board scheduled the Company's annual meeting for April 25, 2000, only six weeks away. Mrs. Hagen has identified eleven director candidates whom she wishes to nominate at that meeting for election by the Class B shareholders. The Company has clearly stated that it will not permit her to do so. Because the Company's refusal to permit the Class B shareholders to consider and vote for the Hagen Nominees is unlawful and will cause irreparable harm to Mrs. Hagen and her fellow Class B shareholders, including the Trusts for which she is a co-trustee, the Company should be enjoined from interfering with Mrs. Hagen's right to appear at the annual meeting and nominate candidates for election to the Board.

III.     ARGUMENT

         A.       STANDARD FOR PRELIMINARY INJUNCTION.

         The purpose of a preliminary injunction is to preserve the status quo in order to prevent irreparable injury or gross injustice. American Express Travel Related Services

--------------------------
(6)A copy of the proposed resolution is attached to the Complaint as Exhibit
"E".
7

Company, Inc. v. Laughlin, 424 Pa. Super. 622, 626, 623 A.2d 854, 856 (1993),
app. denied, 535 Pa. 644, 633 A.2d 149 (1993); East Hills TV & Sporting v. Dibert, 366 Pa. Super. 455, 460, 531 A.2d 507 (1987). The Pennsylvania Supreme Court has set forth the prerequisites for granting preliminary injunctive relief:


                           [F]irst, that it is necessary to prevent immediate
                  and irreparable harm which could not be compensated by damages; second that greater injury would result by refusing it than by granting it; and third, that it properly restores the parties to their status as it existed immediately prior to the wrongful conduct. Even more essential, however, is the determination that the activity sought to be restrained is actionable, and that the injunction issued is reasonably suited to abate such activity.

Valley Forge Historical Society v. Washington Memorial Chapel, 493 Pa. 491, 500, 426 A.2d 1123, 1128 (1981) (citations omitted).

         B. MRS. HAGEN HAS A CLEAR LEGAL RIGHT TO NOMINATE CANDIDATES FOR THE COMPANY'S BOARD OF DIRECTORS.


                  1. SHAREHOLDERS HAVE A FUNDAMENTAL RIGHT UNDER PENNSYLVANIA LAW TO NOMINATE AND ELECT DIRECTORS.

         A shareholder's voting rights, including the right to elect directors, are basic and fundamental. Reifsnyder v. Pittsburgh Outdoor Advertising Co., 405 Pa. 142, 149 & n.8, 173 A.2d 319, 322 & n.8 (1961); Steinberg v. American Bantam
Car Co., 76 F. Supp. 426, 436 (W.D. Pa. 1948), app. dismissed, 173 F.2d 179 (3d
Cir. 1949). See also 15 P.S. Section 1725 ("Except as otherwise provided in this section, directors of a business corporation ... shall be elected by the shareholders"). As many courts have recognized, "[t]he right of shareholders 'to be represented by directors of their choice and thus to control corporate policy is paramount.'" In re Marvel Entertainment Group, Inc., 209 B.R. 832, 838 (D. Del. 1997) (quoting In re Johns-Manville Corp., 801 F.2d 60, 64 (2d Cir. 1986)). In

Pennsylvania, a shareholders' voting rights are considered to be property rights; where voting stock held in trust, anything that diminishes such voting rights will be said to "fundamentally alter the very corpus of the trust."(7) Warehime v. Warehime, 722 A.2d 1060, 1068 (Pa. Super. 1998), app. granted in part, 557 Pa. 3, 731 A.2d 128 (Pa. 1999).

         In the landmark case of Commonwealth ex rel. Laughlin v. Green, 351 Pa. 170, 40 A.2d 492 (1945), the Pennsylvania Supreme Court held unequivocally that THE RIGHT TO ELECT DIRECTORS NECESSARILY INCLUDES THE RIGHT TO NOMINATE DIRECTORS. In Laughlin, incumbent directors sought to restrict the voting rights of shareholders by arguing - much like the Company does here - that only "nominees" could be elected directors by the shareholders and that write-in votes were barred. The Pennsylvania Supreme Court emphatically rejected this contention. Stating that it was "loathe to limit the fundamental right of shareholders to vote for whomsoever they please as directors of their enterprise," the Court held that the overly restrictive by-law adopted by the incumbent directors was illegal:

                  Even if, therefore, the by-law here in question were to be interpreted as meaning that votes could be cast only for "nominees" and that only such candidates as had been formally placed in nomination could, if they received the highest number of votes, be elected directors, it would be an inconsistent and therefore invalid limitation on the provision of the Constitution and the statutory law.

351 Pa. at 176, 40 A.2d at 494.

         The Third Circuit more recently reached the same result in Durkin v. The National Bank of Olyphant, 772 F.2d 55 (3d. Cir. 1985). In Durkin, the Court of Appeals was


--------------------------
(7) Because F.W. Hirt is a co-trustee of the Trusts, his decision to support the Company in its effort to deprive Class B shareholders (including the Trusts) of the right to nominate directors is a breach of his fiduciary duties, notwithstanding his subjective belief regarding the best interests of the Company. Warehime, 722 A.2d at 1071.

asked to construe a provision of the National Bank Act addressing the election of directors by shareholders. The Court agreed that the right to elect directors necessarily includes the right to nominate, stating:


                  We rest our holding as well on the common sense notion that THE UNADORNED RIGHT TO CAST A BALLOT IN A CONTEST FOR OFFICE, a vehicle for participatory decisionmaking and the exercise of choice, IS MEANINGLESS WITHOUT THE RIGHT TO PARTICIPATE IN SELECTING THE CONTESTANTS. As the nominating process circumscribes the range of the choice to be made, it is a fundamental and outcome-determinative step in the election of officeholders. TO ALLOW FOR VOTING WHILE MAINTAINING A CLOSED CANDIDATE SELECTION PROCESS THUS RENDERS THE FORMER AN EMPTY EXERCISE. This is as true in the corporate suffrage context as it is in civic elections, where federal law recognizes that access to the candidate selection process is a component of constitutionally-mandated voting rights. BANKS DO NOT EXIST FOR THE PURPOSE OF CREATING AN ARISTOCRACY OF DIRECTORS AND OFFICERS WHICH CAN CONTINUE IN OFFICE INDEFINITELY, IMMUNE FROM THE WISHES OF THE SHAREHOLDER-OWNERS OF THE CORPORATION. And there is no more justification for precluding shareholders from nominating candidates for their board of directors than there would be for public officials to deny citizens the right to vote because of their race, poverty or sex.

Id. at 59 (emphasis added) (citations and parenthetical information omitted); see also Hubbard v. Hollywood Park Realty Enterprises, Inc., 1991 WL 3151, *6 (Del. Ch. 1991) (quoting Durkin); AHI Metnall, L.P. by AHI Kansas, Inc. v. J.C. Nichols Co., 891 F. Supp. 1352, 1357-58 (W.D. Mo. 1993) (enjoining enforcement of amended bylaws that "effectively disenfranchised" shareholders by unreasonably limiting their right to nominate director candidates).

It is thus clear that the Company's effort to prevent its Class B shareholders from nominating and electing director candidates other than those endorsed by the Nominating

Committee must be given close scrutiny.

         2. THE SUPPOSED PROCEDURAL DEFECTS IN THE HAGEN NOMINATIONS ARE A PRETEXT FOR THE COMPANY TO PREVENT SHAREHOLDER CONSIDERATION OF OPPOSING DIRECTOR CANDIDATES.

         The Company has long taken the position that Section 1405(c)(4) of the Pennsylvania Insurance Holding Company Act prevents shareholders from nominating and electing candidates other than those advanced by the Nominating Committee. [See March 2, 1999 letter from Stephen Johnson, Esq. (counsel to F.W. Hirt) to Michael J.A. Smith (managing director of Bankers Trust) and accompanying Memorandum (attached hereto as Exhibit "A")]. At the March 7, 2000 directors' meeting, however, the Company suddenly claimed that it was not obligated to permit Mrs. Hagen to present her nominees at the annual meeting because her nominations were procedurally defective.

         The Company's position is without merit. Even if the Company could conjure up some technical procedural noncompliance, the Bylaw at issue was clearly motivated by the goals of obstructing the ability of shareholders to elect new directors and entrenching current management in office. Under such circumstances, the Bylaw is unfair and unreasonable and, therefore, should not be enforced. Furthermore, it is clear that Mrs. Hagen DID COMPLY with the relevant Bylaw by informing the Company and its Nominating Committee on December 29, 1999 of the names of the Hagen Nominees and her intent to propose them at the 2000 annual meeting if not nominated by the Committee. [See Exhibit "D" to the Complaint]. In sum, the supposed procedural defects cited by the Company are a transparent pretext to forestall judicial resolution of the substantive dispute between the parties regarding the rights of Class B shareholders to

----------------
(8) Despite the Company's effort to forestall judicial construction of Section 1405(c)(4), the issue is clearly nominate and elect directors other than those proposed by the Nominating Committee.

            a.            MRS. HAGEN COMPLIED WITH THE RELEVANT BYLAW
                  PROVISIONS.

         The recently enacted bylaws provide that the name of any director candidate proposed by a shareholder must "be received by the Nominating Committee not less than 90 days nor more than 120 calendar days before the first anniversary of the date on which the corporation first mailed its proxy statement to Shareholders for the annual meeting of Shareholders in the immediately preceding year...." [Exhibit "A" to the Complaint at Section
2.07(a)(3)]. The 1999 proxy statement was dated April 1, 1999. Accordingly, the Company's Amended Bylaws require shareholders to submit the name of their proposed nominees during a 30-day window running approximately from December 1 to December 31, 1999.(9)

         On December 29, 1999, Mrs. Hagen complied with this Bylaw by sending a letter to the Company's Secretary, Jan Van Gorder, and its Nominating Committee that identified the 11 Hagen Nominees; asked the Nominating Committee to include them on its slate of directors for election at the 2000 annual meeting; and stated that if the Hagen Nominees were not included, Mrs. Hagen would nominate them herself at the 2000 annual meeting. [See Exhibit "D" to the Complaint]. In a January 18, 2000 letter, the Committee's chairperson Patricia Goldman acknowledged that Mrs. Hagen's nominations


--------------------------
ripe; Mrs. Hagen has presented a specific slate of nominees, and the Company has stated that it will not allow the Hagen Nominees to be considered at the 2000 annual meeting. [See Exhibit "B" to the Complaint at 5]. This position requires the Court to determine whether Mrs. Hagen does or does not have the right to nominate directors.

(9) The exact dates that the Company's narrow window opened and closed may be subject to some dispute, depending on how days are counted and whether the time for naming candidates would be extended where it falls on a weekend or legal holiday. However, it is clear that the 30-day window extended until at least December 31, 1999.

complied with "most" of the requirements of the Company's Bylaws. The minor procedural defects that Ms. Goldman alleged to exist were addressed by Mrs. Hagen's counsel in a January 24, 2000 letter, and there was no further communication from the Company or its Nominating Committee regarding this subject.(10)


                b.                      STRICT ENFORCEMENT OF THE COMPANY'S
                           PROCEDURAL REQUIREMENTS FOR NOMINATING CANDIDATES WOULD BE UNFAIR AND UNREASONABLE.

         There is no doubt that Mrs. Hagen has fully complied with the procedure for nominating candidates specified in the Company's Bylaws. In the event that the Company can conjure up some technical defect, however, any such defect cannot be used to prevent her from exercising her fundamental right to nominate directors. Pennsylvania's Business Corporation Law ("BCL") requires that any bylaw provisions regulating the nomination of candidates to the board of directors must be "fair and reasonable." 15 P.S. Section 1758(b). Importantly, such procedures must not only be fair and reasonable in the abstract, but EQUITABLE IN THEIR APPLICATION. Hubbard, supra, 1991 WL 3151 at *10.


         It is black-letter law that officers and directors of a corporation serve in a fiduciary capacity and must devote themselves to protecting the common interests of the corporation and its shareholders, rather than their own self-interest. Seaboard Industries, Inc. v. Monaco, 442 Pa. 256, 261, 276 A.2d 305, 308-09 (Pa. 1971). Where the management and directors utilize corporate machinery for the purpose of perpetuating themselves in office and obstructing the efforts of dissident shareholders to elect new management, such action is inequitable and must be enjoined. Schnell v. Chris-Craft


--------------------------
(10) The January 18, 2000 and January 24, 2000 letters are attached to the Complaint as Exhibits "E" and "F".

Industries, Inc., 285 A.2d 437, 439 (Del. 1971). Hence, corporate actions that have a primary motivation of entrenching the incumbent management and directors are not entitled to the protection of the business judgment rule, and will be upheld only if sufficient justification is shown. Blasius Industries, Inc. v. Atlas Corp., 564 A.2d 651, 660-663 (Del. Ch. 1988). Accord Cooperstock v. Pennwalt Corp., 820 F. Supp. 921, 924 (E.D. Pa. 1993) (measures taken by management against unwanted takeovers are subject to close scrutiny).

In other words, the fundamental importance of shareholder voting rights dictates that corporate conduct that is intended to interfere with or frustrate the ability of shareholders to nominate directors IS PRESUMPTIVELY UNREASONABLE AND WILL BE INVALIDATED UNLESS THE DIRECTORS ARE ABLE TO REBUT THIS PRESUMPTION BY SHOWING A COMPELLING JUSTIFICATION FOR THEIR ACTIONS. Hubbard, 1991 WL 3151 at *8; International Banknote Co., Inc. v. Muller, 713 F. Supp. 612, 628 (S.D.N.Y.
1989). While the Pennsylvania courts have not directly addressed the issue of whether an advance notice bylaw is "fair and reasonable," the Pennsylvania Supreme Court has clearly indicated that a bylaw that has the practical effect of depriving voting shareholders of the right to nominate candidates is inherently unenforceable. Laughlin, 351 Pa. at 176, 40 A.2d at 494.


The conclusion that an advance notice bylaw cannot be used by management as a roadblock to prevent dissident shareholders from nominating an opposing slate of directors is supported by the holdings of other courts. In Hubbard, 1991 WL 3151, a corporation adopted a similar bylaw that required shareholders seeking to nominate director candidates to furnish their nominations not later than 90 days in advance of the annual meeting (or seven days later than the first public announcement of the meeting). No such nominations were made within the time period prescribed. However, an unexpected change of allegiance by the members of the nominating committee - which resulted from the settlement of a lawsuit and occurred after the deadline for submitting nominations - made it apparent that the committee would nominate different candidates than it had previously supported.

The movants in Hubbard contended that enforcement of the advance notice bylaw under such circumstances would be inequitable, since prior to the expiration of the deadline they had no reason to believe that it would have been necessary for them to nominate a dissident slate. 1991 WL 3151 at *7. Citing "the fundamental nature of the shareholders' right to exercise their franchise, which included the right to nominate candidates for the board of directors," the Chancery Court agreed. Id. at *11. Accordingly, it issued a preliminary injunction requiring the corporation to waive the advance notice bylaw and afford shareholders a reasonable opportunity to nominate an opposing slate of candidates. Id. at *13.


Similarly, in International Banknote Co, 713 F. Supp. 612, the directors of a corporation adopted a bylaw requiring 45 days notice before submitting a nomination for the board of directors. Plaintiffs contended that the bylaw, which was adopted less than 24 hours after the directors received a Schedule 13D announcing the intention to remove the incumbent board, was enacted with the primary motivation of entrenching current management by either precluding dissident shareholders from submitting a slate of candidates altogether or forcing them to prepare their materials within an inadequate amount of time. The district court found that (1) management had failed to overcome the movants' prima facie showing that the primary motivation for the bylaw was to entrench the existing board, and (2) management had not shown a good faith and reasonable basis for the bylaw. 713 F. Supp. 612, 628 (S.D.N.Y. 1989). Accordingly, a preliminary injunction was issued preventing enforcement of the bylaw. Id. at 628.


         Here, the Company's conduct indicates that its primary motivation for adopting Amended Bylaw Section 2.07(a)(3) was to further entrench its existing Board. The asserted justification for the Bylaw, giving the Nominating Committee adequate time to consider all proposed nominees, is clearly pretextual. The Company's improper motives are evidenced by the following:


                           - The Company has consistently taken the unsupported
                  position that the Pennsylvania Insurance Holding Company Act requires the Nominating Committee to be the exclusive source of nominations to the Board of Directors and prohibits shareholders from nominating directors other than those proposed by the Committee [See generally Exhibit "A" hereto (Johnson Memorandum)];


- The advance notice requirement was enacted along with a bylaw that purported to establish the Nominating Committee as the exclusive source of nominations to the Board of Directors. The latter Bylaw, which was enacted during the pendency of a declaratory judgment action to address that same issue, was withdrawn only when the majority of trustees of the controlling shareholder announced an intention to call a special shareholders meeting to repeal it;


- Contrary to the claim that the Bylaw was needed to give the Nominating Committee time to carefully consider candidates proposed by the shareholders, the Committee, through its consultant, attempted to contact only ONE of Mrs. Hagen's eleven proposed nominees (who was never interviewed by the Committee or its consultant) in the two and a half months between receiving the list of Hagen Nominees on December 29, 1999 and making its nominations at the March 7, 2000 Board meeting. A February 23, 2000 letter from Lawrence Lederman (Mrs. Hagen's attorney) to Patricia Goldman reflecting these facts is attached hereto as Exhibit "B".


       - The glaring inconsistency in the Company's position is illustrated by the fact that when the Nominating Committee desired to appoint new directors to fill Board vacancies, it did so on only one business day's notice to the majority shareholder. [See September 9, 1999, Memorandum from Patricia Goldman (attached hereto as Exhibit "C")].(11)


         In sum, Mrs. Hagen has complied with Section 2.07(a)(3) of the Company's Bylaws in every respect. Even if she has not, however, the Company's motivation for attempting to rigidly enforce its Bylaws is clear. The Company has consistently taken the position that Mrs. Hagen has no right to nominate directors. Now, at the last hour, it claims that her nominations are procedurally defective. This position is a transparent attempt to utilize corporate machinery for the purpose of perpetuating the current Board in office and obstructing the efforts of dissident shareholders to elect new directors. Certainly, the Company has presented no compelling justification for enforcing its procedural roadblocks. As such, the Company's conduct is inequitable and cannot be

--------------------------
(11) The inconsistency of the Board's actions was pointed out in a letter by Bankers Trust to the chair of the nominating committee, which noted: "As I have suggested before, it seems to me that the Board tends to go out of its way to express its contempt for its shareholders." [September 10, 1999 letter from Michael J.A. Smith to Patricia A. Goldman (attached hereto as Exhibit "D")].

permitted to stand. See generally Schnell, 285 A.2d at 439.


         In sum, this Court should follow the lead of the numerous courts that have refused to give effect to corporate bylaws - including advance notice bylaws - where doing so would deprive the shareholders of the fundamental right to nominate and select directors. See, e.g., Laughlin, 351 Pa. at 176, 40 A.2d at 494; AHI Metnall, 891 F. Supp. at 1357-58; Hubbard, 1991 WL 3151; International Banknote Co., 713 F. Supp. at 628.



           4. THE INSURANCE HOLDING COMPANY ACT DOES NOT PREVENT SHAREHOLDERS FROM NOMINATING CANDIDATES FOR DIRECTOR.

         The Company has also asserted that Section 1405(c)(4) of the Insurance Holding Company Act allows it to prevent Class B shareholders from nominating candidates other than those endorsed by the Board's own Nominating Committee. The Company's interpretation of Section 1405(c)(4) is not supported by the language or history of the statute, and is contrary to Pennsylvania law.

                  a. SECTION 1405(C)(4) DOES NOT STATE THAT IT IS THE EXCLUSIVE MECHANISM FOR NOMINATING DIRECTORS

         The construction of Section 1405(c)(4) presents an issue of first impression.(12) The interpretation of a statute is a question of law for the court. Donnelly v. Bauer, 553 Pa. 596, 608, 720 A.2d 447, 453 (1998). It is
axiomatic that the purpose of statutory construction is to determine the intent of the legislature. DeLellis v. Borough of Verona, 541 Pa. 3, 10, 660 A.2d 25, 28 (1995). Where the language used in a statute is clear,

--------------------------
(12) The Pennsylvania Insurance Holding Company Act, 40 P.S. Section 991.1401-1413 ("the Act"), is substantially identical to the model insurance holding company act drafted by the National Association of Insurance Commissions "NAIC"). Section 1405(c)(4) is identical to Section 5(c) of the NAIC Model Act. Although almost every jurisdiction has adopted the NAIC Model Act in some form, only the District of Columbia, New Jersey, and Pennsylvania have adopted Section 5(c) (Section 5(c) of the Model Act, was an optional provision, meaning that the enacting state was not required to adopt it to be eligible for NAIC accreditation). There is no case law interpreting this section in any of the enacting jurisdictions.

however, effect must be given to the plain meaning of the words used and there is no need to resort to the principles of statutory construction. Id.; Commonwealth v. Bell, 512 Pa. 334, 339-40, 516 A.2d 1172, 1175 (1986); see also
Commonwealth v. Ahlborn, 548 Pa. 544, 548, 699 A.2d 718, 720 (1997) (where language used by legislature is clear, search for legislative intent ends).

         In this case, the statutory language is clear. Section 1405(c)(4), requires the Board of Directors of a Pennsylvania domestic insurer to establish a committee to, inter alia, nominate candidates for election by the company's shareholders. The statute provides in relevant part:

                  [a Pennsylvania domestic insurance company] shall establish one or more committees comprised solely of directors who are not officers or employees of the insurer or of any entity controlling, controlled by or under common control with the insurer and who are not beneficial owners of a controlling interest in the voting stock of the insurer or any such entity. The committee or committees shall have the responsibility for ... nominating candidates for director for election by shareholders or policyholders....

40 P.S. Section 1405(c)(4).

         By its language, this statute requires only that the Company establish a disinterested Nominating Committee.(13) The Company asserts, however, that
Section 1405(c)(4) should be read to include words not used by the drafters. The Company urges,

--------------------------
(13) Certainly, the Company has established a Nominating Committee. The Company would have the world believe that the Committee members are free from conflict and that they only put forward as nominees persons who have the best interests of the Company at heart and are not aligned either with Mrs. Hagen, F.W. Hirt or Company Management. In fact, there is serious doubt as to whether the Committee members are truly disinterested within the letter and spirit of the Pennsylvania Insurance Holding Company Act. In opposing a preliminary injunction, the Company will undoubtedly contend that its Nominating Committee considered the Hagen Nominees and decided that nominating them would not be in the best interests of the Company. While the instant Memorandum is not the proper forum for addressing whether the members of the Nominating Committee are truly disinterested, the Company's submissions must be read with the understanding that the Committee's alleged independence from management is highly disputed.

and the Committee supports, that the statute be read, "[t]he committee or committees shall have the exclusive responsibility for ... nominating candidates for election by shareholders or policyholders." Such a construction is simply improper.


         It is firmly established under Pennsylvania law that a court does not have the power to insert into a statute a word that the legislature has failed to supply. Vlassic Farms, Inc. v. Pennsylvania Labor Relations Board, 734 A.2d 487, 490 (Pa. Cmwlth.), app. granted, --- A.2d ---, 1999 WL 1260875 (Pa. 1999);
Garcia v. Community Legal Services Corp., 362 Pa. Super. 484, 492, 524 A.2d 980, 984 (1987), app. denied, 517 Pa. 623, 538 A.2d 876 (1988); Worley v. Augustine,
310 Pa. Super. 178, 183, 456 A.2d 558, 561 (1983). Thus, in Worley, the Superior
Court refused to read a statute providing that "[an] action may be commenced within two years of any such acknowledgment [of paternity] by the reputed father" as "[an] action may be commenced within two years after any such acknowledgment by the reputed father." 310 Pa. Super. at 183, 456 A.2d at 561. See also Garcia, 362 Pa. Super. at 492-93, 524 A.2d at 984 (term "injury" cannot be read as "physical injury"). Section 1405(c)(4) simply does not say that the nominating committee must be the EXCLUSIVE source of nominations to the board of directors.

         Not surprisingly, courts that have addressed similar issues have clearly rejected the type of interpretation proffered by the Company. In Norris
v. South Shore Chamber of Commerce, 98 Ill. App.3d 32, 35, 424 N.E.2d 76, 78 (Ill. App., 1st Div. 1981), an Illinois appellate court specifically held that corporate bylaws that provided "the slate of new officers will be prepared by the Nominating Committee" did not prohibit ADDITIONAL NOMINATIONS from the floor. Id. Because the Company's argument is contrary to the plain language of the statute, it should be rejected.

              b.       SECTION 1405(c)(4) SHOULD NOT BE CONSTRUED TO
                  SILENTLY ABROGATE THE FUNDAMENTAL VOTING RIGHTS OF SHAREHOLDERS IN PENNSYLVANIA INSURANCE HOLDING COMPANIES

         Even if Section 1405(c)(4) could be construed as ambiguous, the interpretation offered by the Company must nevertheless be rejected.(14) In construing an ambiguous statute, the courts look to the factors set forth in the Statutory Construction Act, 1 P.S. Section 1921. See DeLellis, 541 Pa. at 10-11, 660 A.2d at 28-29. These factors include the occasion and necessity for the statute; the circumstances under which it was enacted; the mischief sought to be remedied; the object to be attained; the former law, if any, upon the same or similar subjects; the consequences of a particular interpretation; the contemporaneous legislative history; and legislative and administrative interpretations of the statute. Id.; 1 P.S. Section 1921.

         Here, there are no relevant administrative regulations or meaningful legislative history (in Pennsylvania or any of the other jurisdictions that have adopted the Model Act on which the statute was based) to guide this Court's analysis. Accordingly, this Court must rely upon other principles of statutory construction to determine the legislature's intent.


         Most importantly, it is a fundamental rule of statutory construction that a statute must be interpreted to be in harmony with existing statutes and common law rights. Truck Terminal Realty Co. v. Commonwealth Department of Transportation, 486 Pa. 16, 23, 403 A.2d 986, 989 (1979). Statutes are not presumed to make changes in rules or

--------------------------
(14) Certainly, Section 1405(c)(4) does not state in clear and unambiguous language that the nominating committee is the exclusive source for nominations of candidates to the board of directors of a Pennsylvania domiciled insurance company. Therefore, if this Court concludes that the Company's proposed interpretation is not barred by the clear and unambiguous language of the statute, it must turn to the general principles of statutory construction.

principles of common law beyond what is expressly declared in their language. Harka v. Nabati, 337 Pa. Super. 617, 624, 487 A.2d 432, 435 (1985). As
a Pennsylvania Supreme Court recently explained:

                      When confronted with questions of statutory construction, the words of a statute are to be interpreted in light of antecedent case law, and the LEGISLATIVE INTENT TO EFFECTUATE A DRASTIC CHANGE IN THE LAW IS NOT TO BE INFERRED BY MERE OMISSION AND IMPLICATION.

Fonner v. Shandon, Inc., 555 Pa. 370, 377, 724 A.2d 903, 906 (1999) (emphasis added). See also Truck Terminal Realty Co., 486 Pa. at 23, 403 A.2d at 989; Young v. Kaye, 443 Pa. 335, 279 A.2d 759 (1971); Bernicker v. Pratt, 595 F.
Supp. 1034, 1036-37 (E.D. Pa. 1984).

         In this case, the Company's proposed interpretation would clearly constitute a dramatic change in Pennsylvania law relating to shareholder voting rights. For many years, shareholders in Pennsylvania corporations have enjoyed a constitutional and/or statutory right to vote their shares to elect directors. Pa. Const., Art. 16,Section 4 (repealed 1964); replaced by 15 P.S.Section 1725 ("Except as otherwise provided in this section, directors of a business corporation... shall be elected by the shareholders"). As discussed above, the right to elect directors clearly includes the right to nominate directors. Commonwealth ex rel. Laughlin v. Green, 351 Pa. at 176, 40 A.2d at 494; Durkin
v. The National Bank of Olyphant, 772 F.2d at 59.

         Under the Company's strained interpretation of Section 1405(c)(4), an insurance company's shareholders would be powerless to elect any directors who were not first nominated by the Nominating Committee. By simply refusing to nominate anyone but themselves and their colleagues, the Nominating Committee could "creat[e] an aristocracy of directors and officers which can continue in office indefinitely, immune from the wishes of the shareholder-owners of the corporation." Durkin, 772 F.2d at 59. Thus, the Company's interpretation would effectively disenfranchise every stockholder in a Pennsylvania domestic insurance company. Under clear Pennsylvania precedent, such a "drastic change in the law" will not be imputed without a clear showing of legislative intent. Fonner, 555 Pa. at 377, 724 A.2d at 906. There is no evidence - let alone clear evidence - in the legislative history or elsewhere that such a fundamental change was intended.

         Furthermore, a court construing a statute must examine the practical consequences of a particular interpretation. Saunders v. Jenkins, 717 A.2d 561, 563 (Pa. Super. 1998); 1 P.S. Section 1921. The practical consequences of the Company's interpretation would be to SHIFT CONTROL OF THE COMPANY FROM ITS SHAREHOLDER-OWNERS TO A SELF-PERPETUATING GROUP OF DIRECTORS WITH NO SUBSTANTIAL OWNERSHIP INTEREST. Among other things, this result would be contrary to the clear public policy that shareholders should be represented by directors of their choosing and would discourage potential investors from investing their capital in Pennsylvania domiciled insurance companies.(15) The adverse practical consequences of the Company's proposed construction weigh strongly against it.

------------------
(15) This interpretation would also conflict with the rest of Section 1405(c)(4). While that section requires the committee to nominate a slate of candidates for board positions, the right to ELECT board members is expressly retained by the shareholders or policyholders ("nominating candidates for director FOR ELECTION BY SHAREHOLDERS OR POLICYHOLDERS"). According to Black's Law Dictionary, an election is "[t]he act of choosing or selecting one or more from a greater number of persons, things, courses or rights." Black's Law Dictionary 6th ed., p. 517. A "vote" is defined by Black's as "the expression of one's will, preference or choice." Id. at 1576. Absent the right to consider alternative candidates for the board, the shareholders or policyholders cannot "elect" members; their "vote" in no way exhibits an expression of will, preference or choice.

           c. THE COMPANY HAS OFFERED NO PERSUASIVE ARGUMENTS IN SUPPORT OF ITS PROPOSED INTERPRETATION.

         Finally, the Company has not put forth any countervailing considerations that support its proffered interpretation. In prior documents and conversations, the Company has asserted two principle arguments. First, it contends that a construction of Section 1405(c)(4) that permitted nominations to be made by shareholders would render it superfluous. Second, it claims that the Insurance Holding Company Act reflects a general legislative intent to restrict the activities of insurance companies in order to protect the rights of policyholders. [See Exhibit "A" hereto (Johnson Memorandum)].

         The Company's arguments are plainly without merit. First, Section 1405(c)(4) is not rendered superfluous simply because the Nominating Committee is not the exclusive source of nominations. The Committee serves a very important function, i.e., determining which candidates will be supported BY THE COMPANY. In this sense, the Nominating Committee selection process can be analogized to a political primary. The purpose of both is not to elect particular persons, but rather to choose the candidates that each party will support in the general election. Just as the Democrats can put forth a presidential candidate without rendering the Republican primaries "superfluous," the Nominating Committee's activities are not superfluous simply because Mrs. Hagen nominates her own opposing slate of candidates for election at the annual meeting.

         Second, the Company's claim that the Insurance Holding Company Act reflects a general intent to protect the rights of policyholders and, in certain circumstances, to subordinate the rights of shareholders [Exhibit "A" hereto (Johnson Memorandum) at 5], is supported by nothing more than the self-serving speculation of the Company and its counsel. Thus, it is not surprising that it collapses under its own weight. Many insurance companies, namely mutual insurers, are owned BY THE POLICYHOLDERS. In mutual insurance companies, it is the policyholders who elect the board of directors. However, Section 1405(c)(5) applies to both stockholders and policyholders. 15 P.S. Section 991.1405(c)(4) ("The committee or committees shall have the responsibility for ... nominating candidates for director for election by shareholders or policyholders...") (emphasis added). An interpretation of this section which limits candidates for director to those selected by a nominating committee would deprive policyholders as well as shareholders of their fundamental right to nominate and elect board members. Thus, the Company's strained construction of the statute would diminish the rights of policyholders of mutual companies in the name of protecting them.(16)

         In sum, the Company's arguments are supported by neither law nor reason. Certainly, they do not provide the type of clear evidence necessary to support an interpretation that would involve drastic curtailment of the fundamental voting rights of shareholders in Pennsylvania insurance companies. Fonner, 555 Pa. at 377, 724 A.2d at 906. There is simply no indication that
Section 1405(c)(4) was meant to implicitly abrogate shareholders' statutory voting rights by vesting the EXCLUSIVE authority to

-------------------
         (16) Importantly, there is another interpretation of legislative intent that makes more sense and does not presume that the legislature intended to silently deprive shareholders of their fundamental voting rights. Many insurance companies are owned by large numbers of stockholders or policyholders who do not have sufficient economic interest in the company to take an active role in overseeing the performance of the company's management or deciding how to vote their stock. To protect against unscrupulous officers or employees taking advantage of this lack of shareholder oversight by using their position to benefit themselves rather than the corporation, the legislature required certain key board decisions (including the nomination of directors, as well as the evaluation, compensation and selection of key officers, etc.) to be made by a committee composed of disinterested directors (i.e. directors who are not officers, employees or controlling shareholders). Thus, Section 1405(c)(4) was intended to protect shareholders rather than disenfranchise them and assure a source of nominees independent from management.

nominate directors in the Company's Nominating Committee. Accordingly, Mrs. Hagen has a clear right to relief on the merits.

         C. MRS. HAGEN WILL SUFFER IRREPARABLE HARM IF THE COMPANY IS NOT ENJOINED FROM PREVENTING HER FROM PROPOSING DIRECTOR NOMINEES FOR ELECTION AT THE NEXT ANNUAL MEETING

         The United States Supreme Court has recognized that "in corporate control contests, the stage of preliminary injunctive relief, rather than post-contest lawsuits, 'is the time when relief can best be given.'" Piper v. Chris-Craft Industries, 430 U.S. 1, 42 (1977) (citations omitted). "Courts have consistently found that corporate management subjects shareholders to irreparable harm by denying them the right to vote their shares or unnecessarily frustrating them in their attempt to obtain representation on the board of directors." International Banknote Co. v. Muller, 713 F. Supp. at 623 (enjoining enforcement of bylaw that required proposed slates of directors to be filed with the board of directors no later than 45 days before the annual meeting). See also E.R. Holdings, Inc. v. Norton Co., 735 F. Supp. 1094, 1101-02 (D. Mass.
1990); Treco, Inc. v. Land of Lincoln Savings and Loan, 572 F. Supp. 1447, 1450 (D. Ill. 1983).

         Here, Mrs. Hagen has informed the Company that she will present director nominees in opposition to the slate endorsed by the Nominating Committee for shareholder vote at the April 25, 2000 annual meeting. The Company has in turn stated that it intends to prohibit Mrs. Hagen from doing so and, if she does, to prevent shareholders from voting for the Hagen Nominees. Permitting the Company to exclude Mrs. Hagen's nominees from consideration would clearly constitute irreparable harm to her and the other Class B shareholders.

         Courts that have addressed similar situations have found irreparable harm. For instance, in New York City Employees' Retirement System v. Dole Food Co., Inc., 795 F. Supp. 95, 103 (S.D.N.Y. 1992), vacated as moot, 969 F.2d 1430 (2nd Cir.
1992), the court found that excluding a shareholder's proposal from consideration at the next annual meeting would constitute irreparable harm (which could be remedied by an injunction) since it would require plaintiff to wait another year before its proposal could be considered by the shareholders. Id.

         Similarly, in Chambers v. Briggs & Stratton Corp., 863 F. Supp. 900, 906-07 (E.D. Wis. 1994), company management distributed a proxy statement that listed its own nominees for the board of directors but did not disclose the names or credentials of opposition candidates. The Court issued an injunction requiring the corporation to cure this material omission by circulating an amended proxy statement. Id. See also AHI Metnall, 891 F. Supp. at 1357-58 (enjoining enforcement of bylaw amendments providing, inter alia, that shareholders who did not own at least 20% percent of the company's stock could not nominate directors or propose business at shareholder meetings).

         The Pennsylvania Supreme Court has long recognized that it and other courts have the equitable authority to supervise and control corporations, including the power to issue injunctions where necessary to affect that control. See Baptist Congregation v. Scannel, 3 Grant 48 (Pa. 1854). See also Deal v. Erie Coal & Coke Co., 246 Pa. 552, 92 A. 701 (1914) (affirming grant of preliminary injunction restraining defendants from holding a stockholders meeting to elect corporate officers pending resolution of case on merits); Steinberg, 76 F. Supp. at 442 (granting preliminary injunction enjoining incumbent directors from calling annual shareholders' meeting in order to safeguard rights of other shareholders and "make positive that a fair election of directors will be held by the stockholders"); Baron v. Strawbridge & Clothier, 1986 WL 5163, *4 (E.D. Pa. 1986) (granting preliminary injunction requiring corporation to permit plaintiff to inspect and copy shareholder lists in conjunction with solicitation of proxies for tender offer). This is a classic case of irreparable harm.

         D. A PRELIMINARY INJUNCTION WOULD PRESERVE THE STATUS QUO AND NO INJURY WOULD RESULT IF THE INJUNCTION WERE GRANTED.

         In this case, a preliminary injunction would "restore[] the parties to their status as it existed immediately prior to the wrongful conduct." Valley Forge Historical Society, 493 Pa. at 500, 426 A.2d at 1128. The wrongful conduct is the Company's opposition to and obstruction of Mrs. Hagen's efforts to nominate directors. Absent the Company's unlawful actions, Mrs. Hagen would have had the same rights as any other voting shareholder in a Pennsylvania corporation; that is, the right to nominate directors and place them before a vote of the shareholders. Injunctive relief that prevents the Company from interfering with Mrs. Hagen's fundamental rights as a shareholder would restore that status quo.

         Additionally, greater injury would result if injunctive relief were denied than if it were issued. This issue is inextricably tied to the merits of Mrs. Hagen's Complaint. Given the Company's insistence that it will not permit consideration of shareholder nominations, there are two possible outcomes if injunctive relief is NOT granted: (1) to postpone the Company's annual shareholders meeting (which has been scheduled for April 25, 2000), or (2) to hold the meeting and risk having the results undone if Mrs. Hagen were to prevail on the merits of her challenge. See generally 2 Fletcher Cyclopedia

Corporations, Section 365 (1998) (where corporate office is usurped by those who have no right to it because election is void or voidable, action in quo warranto will lie to oust incumbents). The Company has conceded that postponing the annual meeting would cause harm to shareholders by inconveniencing those who planned to attend and drawing unwanted attention from the investment community. [See Memorandum of Law of Erie Indemnity Company in Opposition to the Motions for Preliminary Injunction Filed by Susan Hirt Hagen at 2 (April 16, 1998) (attached hereto as Exhibit "E"); see also April 21, 1998 Opinion of the Orphans' Court at 8-9 (attached hereto as Exhibit "F")]. This harm would be even more pronounced if the results of the shareholder election were undone because the Company unlawfully refused to permit consideration of the Hagen Nominations.

         The potential injury to the Company is simply the converse of the potential injury to Mrs. Hagen, i.e. the risk that the shareholders would elect Mrs. Hagen's nominees and a court would later find that such nominations were precluded by Section 1405(c)(4). Because Mrs. Hagen is far more likely to prevail on the merits, the risk of injury if injunctive relief is not granted is a fortiori greater than the risk of injury if injunctive relief is granted. Accordingly, this Court should issue an injunction preventing the Company from interfering with Mrs. Hagen's right to present her director nominees for a vote by the shareholders at the April 25, 2000 annual meeting.

IV.   CONCLUSION

         For all the foregoing reasons, Susan Hirt Hagen respectfully requests that this Court issue a preliminary injunction preventing the Erie Indemnity Company or any of its officers, agents, employees or directors from taking any steps at the April 25, 2000 annual meeting to prevent Mrs. Hagen from presenting her director candidates for consideration and/or election by the shareholders. In the alternative, Mrs. Hagen respectfully requests a declaratory judgment in the form of an order declaring that she has the legal right to nominate directors for consideration and a vote by the Company's shareholders.

                                          Respectfully submitted,

                                          Lawrence G. McMichael
                                          I.D. No. 28550
                                          Patrick M. Northen
                                          I.D. No. 76419
                                          Pierce E. Buller
                                          I.D. No. 79632
                                          DILWORTH PAXSON LLP
                                          3200 Mellon Bank Center
                                          1735 Market Street
                                          Philadelphia, PA  19103
                                          (215)  575-7268

                                          Roger W. Richards
                                          I.D. No. 31807
                                          RICHARDS & ASSOCIATES, P.C.
                                          100 State Street
                                          Suite 440
                                          Erie, PA  16507-1456
                                          (814)  455-0370

                                          Attorneys for Susan Hirt Hagen

                                TABLE OF CONTENTS
                                -----------------
I.    PRELIMINARY STATEMENT........................................................ 1

II.   FACTUAL BACKGROUND........................................................... 3

      A.    The Company And The Trusts............................................. 3

      B.    The Disagreement Over The Shareholders' Right To Nominate
            Director Candidates.................................................... 4

      C.    The Company's Unjustified Refusal To Consider The
            Hagen Nominees......................................................... 7

III.  ARGUMENT..................................................................... 7

      A.    Standard For Preliminary Injunction.................................... 8

      B.    Mrs. Hagen Has A Clear Legal Right To Nominate Candidates For
            The Company's Board of Directors....................................... 8

            1.    Shareholders Have a Fundamental Right Under Pennsylvania
                  Law To Nominate And Elect Directors.............................. 8

            2.    The Supposed Procedural Defects In The Hagen Nominations
                  Are A Pretext For The Company To Prevent Shareholder
                  Consideration Of Opposing Director Candidates................... 10

                  a.    Mrs. Hagen Complied With The Relevant
                        Bylaw Provisions.......................................... 11

                  b.    Strict Enforcement Of The Company's Procedural
                        Requirements For Nominating Candidates Would
                        Be Unfair And Unreasonable................................ 13

            3.    The Insurance Holding Company Act Does Not Prevent
                  Shareholders From Nominating Candidates For Director............ 18

                  a.    Section 1405(c)(4) Does Not State That It Is The
                        Exclusive Mechanism for Nominating Directors.............. 18

                  b.    Section 1405(c)(4) Should Not Be Construed To
                        Silently Abrogate The Fundamental Voting Rights
                        Of Shareholder In Pennsylvania Insurance
                        Holding Companies......................................... 21

                  c.    The Company Has Offered No Persuasive Arguments
                        In Support Of Its Proposed Interpretation................. 23

      D.    Mrs. Hagen Will Suffer Irreparable Harm Unless The Company Is
            Enjoined From Preventing Her From Proposing Director Nominees
            For Election At The Next Annual Meeting............................... 25

      E.    A Preliminary Injunction Would Preserve The Status Quo And No
            Injury Would Result To The Company Or To Third Parties If The
            Injunction Were Granted............................................... 27

IV.   CONCLUSION.................................................................. 29

                         IN THE COURT OF COMMON PLEAS OF

                            ERIE COUNTY, PENNSYLVANIA

                                SUSAN HIRT HAGEN

                                   PLAINTIFF,

                                       v.

                             ERIE INDEMNITY COMPANY

                                    DEFENDANT

             SUSAN HIRT HAGEN'S MEMORANDUM OF LAW IN SUPPORT OF HER
                       MOTION FOR PRELIMINARY INJUNCTION





Lawrence G. McMichael                     Roger W. Richards
I.D. No. 28550                                  I.D. No. 31807
Patrick M. Northen                        RICHARDS & ASSOCIATES, P.C.
I.D. No. 76419                                  100 State Street
Pierce E. Buller                          Suite 440
I.D. No. 79632                                  Erie, PA
DILWORTH PAXSON LLP                       (814) 455-0370
3200 Mellon Bank Center
1735 Market Street
Philadelphia, PA  19103
(215)  575-7268